Exhibit 99.1

LKQ Corporation Announces Continued Board Refreshment
Appoints Patrick Berard to the Board; Brings Significant Global Expertise in Distribution and Logistics
Chicago, October 3, 2019 -- LKQ Corporation (Nasdaq: LKQ) (“LKQ” or the “Company”) today announced that it has appointed Patrick Berard to its Board of Directors effective October 2, 2019, as part of the Board’s ongoing refreshment process. Mr. Berard is Chief Executive Officer of Paris-based Rexel Group, a worldwide expert in the multichannel professional distribution of products and services for the energy world.
LKQ also announced today that A. Clinton Allen and William M. Webster, IV have decided that they will retire from the Board when their terms expire in connection with the Company’s 2020 Annual Meeting. Following these changes, the Board size will be reduced to 10 directors, eight of whom have joined since 2012.
“We are excited to welcome Patrick to the LKQ Board,” said Joseph M. Holsten, Chairman of LKQ Corporation. “Patrick brings significant experience in strategically and operationally important areas critical to the Company at this point in our journey. His addition to our board reflects another step in our ongoing board refreshment process, the current phase of which began in 2017.”
Holsten continued, “Over the past 14 months, LKQ has added four new directors to the Board who together bring important skills related to distribution and logistics, automotive technology, international markets, corporate governance and finance. The Board and I are confident that the addition of Patrick will strengthen our governance profile and enhance oversight of our efforts to integrate and transform our European business while driving margin improvement across our operations in North America and Europe.”
Dominick Zarcone, President and Chief Executive Officer of LKQ, noted, “Patrick has a successful track record of leading global B2B distribution networks with a deep understanding of the market dynamics in each of the European countries in which we operate. As CEO of Rexel Group, a complex distribution organization with operations in 26 countries, he will bring leadership skills, operational experience and valuable insights to the Board as we continue to execute our “1 LKQ Europe” strategy to optimize our position as the largest and most profitable distributor of automotive parts in Europe.”
“I would also like to thank Clint and Billy for their years of service as directors of LKQ,” Mr. Holsten concluded. “Their leadership and expertise have contributed to building LKQ into the strong company it is today, and I know they share my confidence that LKQ is well positioned to grow and thrive into the future.”
About Patrick Berard
Patrick Berard has been the Chief Executive Officer and Director of Rexel Group since July 1, 2016. He joined Rexel in 2003 as Senior Vice President of Rexel France, becoming Senior Vice President for Southern Europe (France, Italy, Spain and Portugal) in 2007, and then assuming additional responsibility for Belgium and Luxembourg in 2013. He was appointed Senior Vice President Europe in 2015. Headquartered in Paris, Rexel is a worldwide expert in the professional multichannel distribution of electrical products and services for the energy world. Rexel supports its residential, commercial and industrial customers by providing a tailored and scalable range of products and services in energy management for construction, renovation, production and maintenance. Rexel operates through a network of approximately 2,000 branches in 26 countries, with nearly 27,000 employees. Rexel Group sales were €13.37 billion in 2018.
Before joining Rexel, Patrick held a variety of leadership positions for European businesses including CEO of Pinault Bois & Matériaux (a distributor of building materials), Chief Operating Officer at Antalis (a distributor of paper and packaging solutions), Group Vice-President of Europe and a member of the Executive Committee of Kodak Polychrome Graphics, Strategic Development Director for Industry and Engineering at Thomson,

and several years as a consultant with McKinsey & Company. Mr. Berard holds a PhD in economics from the University of Grenoble.
About LKQ
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.
Contact:
Joseph P. Boutross-LKQ Corporation
Vice President, Investor Relations
1-312-621-2793